Exhibit 10.44

MEDICAL MANAGER CORPORATION
669 River Drive, Center 2
Elmwood Park, New Jersey 07407

September 11, 2000

Kirk Layman
499 Wyndam Road
Teaneck, NJ 07666

Dear Kirk:

     As you know, it is anticipated that, on September 12, 2000, Medical Manager Corporation (the “Company”) will merge (the “Merger”) with Healtheon/WebMD Corporation (“WebMD”). The Company recognizes that the uncertainty and questions that might arise among management in the context of the Merger could result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. To induce you to remain in its employ, the Company has decided to enter into this agreement (the “Letter Agreement”) to confirm the following terms and conditions with respect to your continued employment with the Company:

     1. Term. The term of this Letter Agreement (the “Term”) begins on the date of this Letter Agreement and ends on the fifth anniversary thereof.

     2. Title. Your title is Senior Vice President - Finance and Chief Accounting Officer of the Company. It is expected that you will use your best and most diligent efforts to promote the interests of the Company and its affiliates and will devote all of your business time and attention to your employment with the Company.

     3. Base Salary and Bonus.

     (a) Your annual base salary is $260,000 (as it may be increased, “Base Salary”) and will be paid in accordance with the Company’s prevailing payroll practices.

     (b) You will be eligible to participate in any WebMD bonus plan, as any such plan may be modified from time to time, on terms commensurate with those applicable to officers and such participation shall be at a level that is no lower than the level applicable to individuals who hold your title (i.e. “Senior Vice President” or such more senior title which you may hold from time to time), as set forth in Section 2 above.

     4. Benefits. You will continue to be eligible to participate in the employee benefit programs of the Company in accordance with the terms of such programs, as they may be amended from time to time.

     5. Termination of Employment.

     (a) In the event that, during the Term, your employment is terminated by the Company without Cause (as defined in the attached Annex A), by you for Good Reason (as defined in Annex A) or as a result of your death or your becoming Disabled (as defined in Annex A) (any of the foregoing, a “Qualifying Termination”), the Company will continue to pay your Base Salary to you for a period of one year from the date of termination.

     (b) In the event that a Qualifying Termination occurs during or after the Term, any options to purchase shares of the Company’s or CareInsite’s common stock granted to you on or prior to June 5, 2000 that are not vested at the time of such Qualifying Termination will vest in full upon such Qualifying Termination and such options together with any options that were already vested prior to the time of such Qualifying Termination will remain exercisable for a period of one year from the date of such Qualifying Termination or, with respect to all such options granted prior to June 5, 2000, for a period of three years, if such termination occurs after Martin J. Wygod is no longer Chairman, Co-CEO or a senior executive officer of WebMD.

     (c) Notwithstanding anything to the contrary in this Letter Agreement, the exercisability of any stock option will not extend beyond the expiration of the original term of such stock option.

     (d) If a Qualifying Termination occurs during the Term and you elect to continue health insurance under the Company’s group health plan pursuant to the federal “COBRA” law, the Company will continue to pay, for a period of one year from the date of your termination, that portion of the premium that is paid by the Company for active and similarly-situated employees who receive the same type of coverage. The remaining balance of any premium costs, and all premium costs after the one-year period, will be paid by you on a monthly basis for as long as, and to the extent that you remain eligible for COBRA continuation. You agree to promptly notify the Company if you obtain employment that provides health insurance coverage or you other wise become eligible for employer-sponsored health insurance coverage.

     (e) If a Qualifying Termination occurs during the Term, the Company will provide outplacement services through Lee Hecht Harrison or such other nationally recognized outplacement firm as the Company may select.

     6. Effect on Prior Agreements.

     (a) You will continue to be bound by, and you hereby reaffirm your obligations under, your Key Employee Agreement, except that you hereby agree that the period during which you are bound by such agreement not to compete with the Company or not to solicit the Company’s customers or employees is extended to the second anniversary of the date on which your employment terminates. In the event of a material breach of such agreement, the Company’s obligations under this Letter Agreement will cease.

     (b) This Letter Agreement supplements any prior agreement affecting the terms of your employment with the Company, except that if the terms of this Letter Agreement and any such prior agreement are inconsistent, the terms of the Letter Agreement will prevail.

Notwithstanding the foregoing, the terms of the Stock Option Agreement dated August 21, 2000 between you and the Company relating to the grant by the Company to you of options to purchase 40,000 shares of the Company’s common stock shall govern the terms of such grant.

     7. Miscellaneous.

     (a) All payments to you will be subject to applicable tax withholding obligations.

     (b) The terms of this Letter Agreement will be governed by the laws of the State of New Jersey.

     (c) The headings contained in this Letter Agreement are for reference purposes only and do not affect the meaning or interpretation of the Letter Agreement.

     (d) Any provisions of this Letter Agreement, which by their terms are intended to survive the Term, shall survive the expiration of the Term.

     (e) This agreement shall be binding on any successors of the Company, including WebMD.

     We look forward to continuing our working relationship. If you have any questions, please feel free to contact me at (201) 703-3408.

Sincerely,
By:	/s/ Anthony Vuolo
Anthony Vuolo
Senior Vice President - Corporate Development

Agreed to:	/s/ Kirk Layman Kirk Layman

Annex A to Letter Agreement

     “Cause” means (i) your repeated failure to perform your duties in any material respect following notice and a reasonable period of time to correct such failure, (ii) your engaging in any act of dishonesty that is materially and demonstrably injurious to the Company, (iii) any material breach by you of your Key Employee Agreement, as amended hereby or (iv) your conviction of a felony in respect of a dishonest or fraudulent act or other crime of moral turpitude involving the Company.

     “Disabled” means, during your employment with the Company, (i) you become ill, mentally or physically disabled, or otherwise incapacitated so as to be unable regularly to perform the duties of your position for a period in excess of 90 consecutive days or more than 120 days in any consecutive 12 month period, or (ii) a qualified independent physician determines that you are mentally or physically disabled so as to be unable to regularly perform the duties of your position and such condition is expected to be of a permanent duration.

     “Good Reason” means any of the following conditions or events that remain in effect 20 days after written notice is provided by you to the Company detailing such condition or event: (i) a “material reduction in your duties” with the Company, (ii) any reduction in Base Salary or material fringe benefits provided by the Company, (iii) any material breach by the Company of the Letter Agreement or (iv) the relocation of your place of work to a location more than 25 miles from your work location as of the date of the Letter Agreement. For purposes hereof, “a material reduction in the duties” means a substantive reduction in duties, not a change in title or reporting hierarchy occurring as a result of the Merger.

 4